UNITED STATES

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eXcelon Corporation

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Subject Company: eXcelon Corporation
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The following is the text of a press release issued by eXcelon Corporation on October 30, 2002:

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eXcelon Announces Results for the Third Quarter of 2002

     BURLINGTON, Mass.—Oct. 30, 2002—eXcelon Corporation (Nasdaq: EXLND or EXLN) today announced results for the quarter ending September 30, 2002. Total revenues for the third quarter were $8.0 million as compared to $11.1 million for the same period of 2001. Net loss for the third quarter on a GAAP basis was $8.4 million or $1.13 loss per share, as compared with a net loss of $8.6 million, or $2.09 loss per share for the same period last year. For the quarter ended September 30, 2002, net loss includes restructuring and other charges of $3.7 million or $0.51 per share. Net loss exclusive of restructuring and other charges was $4.6 million or $0.62 per share. The company’s cash and investments as of September 30, 2002 were $15.7 million. Days sales outstanding for the third quarter were 70 days.

     The GAAP loss of $1.13 per share exceeds the $0.76 to $1.02 per share range stated in the Company’s October 7, 2002 press release, primarily as the result of an increase in sales tax liability resulting from a state tax audit and an increase in restructuring and other charges relating to recent legal settlement activity.

     eXcelon also announced plans to reduce headcount by up to 25 percent during the fourth quarter of 2002. eXcelon reduced its workforce by approximately 8 percent on October 18, 2002 and continues to review its headcount needs during the quarter. The estimated restructuring costs for the fourth quarter are estimated to be in the range of $300,000 to $900,000, or $0.04 — $0.12 per share.

     Guidance for the fourth quarter is for revenue of between $7.0M and $8.0M as a result of continued weakness in demand particularly for our consulting services with no offset coming from revenue growth in software license sales in the near term. The expected loss for the fourth quarter based on this revenue range is $2.5M-$3.5M or $0.34 -$0.47 per share before restructuring charges. Restructuring charges are estimated at $0.04 — $0.12 per share. Estimated cash balance at the end of the year is expected to be between $9M- $10M.

     On October 21, 2002, eXcelon and Progress Software Corporation (Nasdaq: PRGS — News) jointly announced the signing of a definitive agreement pursuant to which Progress Software will acquire eXcelon in an all-cash transaction for a purchase price of $3.19 per share (taking into account eXcelon’s recent one-for-eight reverse stock split), or approximately $24 million in the aggregate. The acquisition has been unanimously approved by the boards of directors of Progress Software and eXcelon and is subject to the approval of eXcelon’s stockholders. The acquisition is expected to close within 90 days, subject to satisfaction of customary closing conditions.

     eXcelon will hold a conference call at 5:30 p.m. EST to discuss its third quarter results. The details for the eXcelon Q3 2002 pre-release conference call are as follows: The session may be accessed at

http://www.exln.com/investors, or by calling 1-800-603-6815 (or for international callers 706-634-5028). No access code is required. The conference call will be available via replay for seven days by calling 1-800-642-1687 (706-645-9291 for international callers) and entering Conference ID #5908820.

About eXcelon

     eXcelon Corporation is a leading provider of data management software designed to accelerate the performance of distributed applications built using XML and Java™ and deployed on market leading software platforms. eXcelon’s core products, XIS, Javlin and ObjectStore, deliver enhanced levels of speed, flexibility, scalability and run-time availability to Web Services and distributed applications, which can result in substantial cost savings and significant competitive advantage for large and mid-sized enterprises. For corporate developers and software engineers who need to manage XML in a distributed environment, eXcelon Corporation’s eXtensible Information Server (XIS) is a native XML database management system that is designed to provide development organizations with the speed and throughput necessary to manage the extreme flexibility of XML. Javlin is a J2EE™ data cache manager that improves application performance by storing, managing and delivering application-ready data in highly distributed deployment environments. ObjectStore delivers best of breed data-management for Java and C++ to ensure the rapid propagation and availability of data for complex Web transactions, dynamic content, network management systems and a multitude of applications for independent software vendors (ISVs).

     Headquartered in Burlington, MA, eXcelon has more than 4,000 customers worldwide, including market leaders in key industries such as telecommunications, financial services, retail and manufacturing. eXcelon markets its solutions globally through value-added resellers, system integrators, consulting firms, OEM licensees and direct sales channels. For more information, please visit the eXcelon Web site at www.exln.com.

     In connection with the merger, eXcelon plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) and mail the proxy statement and related materials to stockholders of eXcelon. Stockholders of eXcelon are urged to read these materials when they become available because they will contain important information about eXcelon, the merger and other related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Lacey Brandt, Chief Financial Officer, eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts, 01803, telephone: (781) 674-5000. Investors and security holders will also be able to obtain free copies of the proxy statement and other documents filed by eXcelon and Progress Software Corporation with the SEC in connection with the merger at the SEC’s web site at www.sec.gov. Progress Software Corporation, eXcelon and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies from eXcelon’s stockholders in connection with the merger. Such individuals may be deemed to have interests in the merger, including as a result of holding options or shares of eXcelon stock. Information about the directors and executive officers of eXcelon and their ownership of eXcelon stock is set forth in eXcelon’s proxy statement for its 2002 annual meeting of stockholders. Investors may obtain additional information about the interests of the above-mentioned persons in this transaction by reading the proxy statement regarding the merger when it becomes available. STOCKHOLDERS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.

“Safe Harbor”

     Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that do not relate to historical facts are forward-looking statements. This includes statements concerning the timing of the merger. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: unexpected delays involved in the closing of the merger, eXcelon’s or Progress Software Corporation’s inability to satisfy the conditions to closing of the merger, or failure of eXcelon’s stockholders to approve the merger. eXcelon’s statements relating to plans and expectations for the fourth quarter, calendar year 2002 and for future periods are also forward-looking statements and important factors that could cause eXcelon’s actual results to differ from these forward-looking statements include the possibility that the recent restructuring of our business operations, as well as any additional restructuring initiatives, may not produce improvements in eXcelon’s operating results; market demand for XML-based products; the risk that eXcelon’s revenues will not grow rapidly enough to offset increased expenditures that we are incurring to develop and market eXcelon’s new XML-based products; the risk that eXcelon’s declining revenues may adversely effect eXcelon’s liquidity; the fact that a significant portion of eXcelon’s revenues to date have been derived from sales of eXcelon’s Object Design data management products, the market for which is stable or declining; the profitability of eXcelon’s professional services contracts; eXcelon’s ability to retain existing professional services clients and attract new clients; the possibility that eXcelon may be unable to keep pace with the rapid technological change and intense competition that characterize its markets; general economic and industry conditions; and other factors described under the heading “Certain Factors that May Affect Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission and in other filings from time-to-time with the Securities and Exchange Commission.

     Such statements are not guarantees of future performance, and are subject to substantial risks and uncertainties and involve assumptions that could cause the future results of eXcelon to differ materially from those expressed in any forward-looking statements. eXcelon disclaims any intent or obligation to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

     NOTE: Object Design and ObjectStore are registered trademarks of eXcelon Corporation. eXcelon, EXLN, eXcelon Integration Server, XIS, eXcelon Business Process Manager, BPM, PSE Pro, Stylus, Stylus Studio, Real Time Event Engine, RTEE, Cache-Forward, and Javlin are trademarks of eXcelon Corporation. All other trademarks are the property of their respective owners.

eXcelon Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Revenues:
Software	$2,628	$4,972	$9,669	$17,785
Services	5,333	6,082	18,804	18,056

Total revenues	7,961	11,054	28,473	35,841

Cost of revenues:
Cost of software	58	286	193	917
Cost of services	3,768	3,560	12,433	11,025

Total cost of revenues	3,826	3,846	12,626	11,942

Gross profit	4,135	7,208	15,847	23,899
Operating expenses:
Selling and marketing	4,341	7,296	16,179	26,791
Research and development	2,418	2,957	8,342	10,024
General and administrative	1,889	3,883	5,673	7,674
Loss on disposal of fixed assets	—	—	1,628	—
Restructuring and other charges	3,730	1,696	4,019	2,442

Total operating expenses	12,378	15,832	35,841	46,931

Operating income	(8,243)	(8,624)	(19,994)	(23,032)
Other income (expense) net	(115)	47	138	532

Net income	(8,358)	(8,577)	(19,856)	(22,500)

Earnings (loss) per share:
Basic	$(1.13)	$(2.09)	$(2.71)	$(5.86)
Diluted	$(1.13)	$(2.09)	$(2.71)	$(5.86)
Weighted avg. shares outstanding
Basic	7,410	4,113	7,336	3,839
Diluted	7,410	4,113	7,336	3,839

eXcelon Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2002	2001

	(Unaudited)
ASSETS
Current assets:
Cash and investments	$15,679	$29,174
Accounts receivable, net	6,198	8,908
Prepaid expenses and other current assets	3,267	4,145

Total current assets	25,144	42,227
Property and equipment, net	3,569	7,942
Intangibles, net	701	970
Other Assets	1,221	1,491

Total assets	30,635	52,630

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	12,271	14,963
Deferred revenue (current portion)	6,340	5,687

Total current liabilities	18,611	20,650
Deferred revenue (net of current)	41	547

Total liabilities	18,652	21,197
Stockholders’ equity	11,983	31,433

Total liabilities and stockholders’ equity	$30,635	$52,630

Contact:
eXcelon Corporation
Lacey Brandt, 781/674-5315
brand@exln.com

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     The following is a transcript of the third quarter earnings call of eXcelon Corporation on October 30, 2002. A replay of the call may be accessed from eXcelon Corporation’s Internet website at www.exln.com.

     The following text appears on a screen before the replay of the earnings call can be accessed on the eXcelon Corporation’s Internet website.

     In connection with the merger, eXcelon plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) and mail the proxy statement and related materials to stockholders of eXcelon. Stockholders of eXcelon are urged to read these materials when they become available because they will contain important information about eXcelon, the merger and other related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Lacey Brandt, Chief Financial Officer, eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts, 01803, telephone: (781) 674-5000. Investors and security holders will also be able to obtain free copies of the proxy statement and other documents filed by eXcelon and Progress Software Corporation with the SEC in connection with the merger at the SEC’s web site at www.sec.gov. Progress Software Corporation, eXcelon and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies from eXcelon’s stockholders in connection with the merger. Such individuals may be deemed to have interests in the merger, including as a result of holding options or shares of eXcelon stock. Information about the directors and executive officers of eXcelon and their ownership of eXcelon stock is set forth in eXcelon’s proxy statement for its 2002 annual meeting of stockholders. Investors may obtain additional information about the interests of the above-mentioned persons in this transaction by reading the proxy statement regarding the merger when it becomes available. STOCKHOLDERS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.

“Safe Harbor”

     Statement under the Private Securities Litigation Reform Act of 1995: Statements that do not relate to historical facts are forward-looking statements. This includes statements concerning the merger. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: unexpected delays involved in the closing of the merger, eXcelon’s or Progress Software Corporation’s inability to satisfy the conditions to closing of the merger, or failure of eXcelon’s stockholders to approve the merger. eXcelon’s statements relating to plans and expectations for the fourth quarter, calendar year 2002 and for future periods are also forward-looking statements and important factors that could cause eXcelon’s actual results to differ from these forward-looking statements include the possibility that the recent restructuring of our business operations, as well as any additional restructuring initiatives, may not produce improvements in eXcelon’s operating results; market demand for XML-based products; the risk that eXcelon’s revenues will not grow rapidly enough to offset increased expenditures that we are incurring to develop and market eXcelon’s new XML-based products; the risk that eXcelon’s declining revenues may adversely effect eXcelon’s liquidity; the fact that a significant portion of eXcelon’s revenues to date have been derived from sales of eXcelon’s Object Design data management products, the market for which is stable or declining; the profitability of eXcelon’s professional services contracts; eXcelon’s ability to retain existing professional services clients and attract new clients; the possibility that eXcelon may be unable to keep pace with the rapid technological change and intense competition that characterize its markets; general economic and industry conditions; and other factors described under the heading “Certain Factors that May Affect Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission and in other filings from time-to-time with the Securities and Exchange Commission.

     Such statements are not guarantees of future performance, and are subject to substantial risks and uncertainties and involve assumptions that could cause the future results of eXcelon to differ materially from those expressed in any forward-looking statements. eXcelon disclaims any intent or obligation to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

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EXCELON CORPORATION

Moderator: Lacey Brandt
October 30, 2002
4:30 pm CT

Operator:  Good afternoon, my name is (Anthony), and I will be your conference facilitator today. At this time, I would like to welcome everyone to the eXcelon Third Quarter 2002 Earnings Conference Call. All lines have been placed on mute, to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1, on your telephone keypad. If you would like to withdraw your question, press the pound key, thank you.

I will now turn the call over to Ms. Lacey Brandt, Chief Financial Officer of eXcelon. Ms. Brandt, you may begin.

Lacey Brandt:  Thank you. Good evening, everyone, I’m Lacey Brandt, Chief Financial Officer of EXcelon Corporation. And thank you for joining us today, to discuss eXcelon’s third quarter results, and going forward estimates.

Our call will be led today by Joe Bellini, the CEO of EXcelon. By now, you should have seen a copy of this afternoon’s press release, announcing our results. If you do not have a copy and would like one, you can get one off of our web site. The address of our web site is www.exln.com, and you go to the Investor section and then click on Financial Release, and you will find the release posted there.

Before we get started, I would like to note that various remarks that we may make on this call, about future expectations, plans and prospects for EXcelon, constitute forward-looking statements for purposes of the Safe Harbor Provisions, under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially, from those indicated by these forward-looking statements, as a result of various important factors, including those factors mentioned in this afternoon’s press release, as well as those discussed in the company’s public filings with the SEC, from time to time.

And specifically, I would refer you to the risk factor section of our Form 10K that is on file with the SEC and is available from our web site, dated April 1, 2002.

We disclaim any intent or obligation to update publicly, any forward-looking statements, whether in response to new information, future events, or otherwise.

With that said, I would now like to introduce Joe Bellini, CEO of EXcelon.

Joe Bellini:  Thanks, Lacey, good evening everyone, and thanks for joining our conference. First, I’ll review Q3 2002, followed by a brief discussion of our financial expectations for Q4 and the announcement of the signing of a definitive agreement with Progress Software.

Lacey will then discuss our financial details, and finally, Lacey and I will be happy to take your questions.

I’ll quickly go over some of the numbers. Total revenues for third quarter were $8 million, as compared to $11.1 million for the same period of 2001. That loss for the third quarter, on a GAAP basis, was $8.4 million or $1.13 loss per share, as compared with a net loss of $8.6 million, or $2.09 loss per share for the same period last year.

For the quarter ended September 30, 2002, net loss includes restructuring and other charges of $3.7 million or $.51 per share. Net loss, exclusive of restructuring and other charges was $4.6 million or $.62 per share.

The company’s cash and investments as of September 30, 2002, were $15.7 million. In the quarter, we experienced weakness in the U.S. and Europe, while seeing improving conditions in Asia.

On an industry basis, our demand overall as a company, was somewhat evenly spread between finance, insurance, retail, telecom and manufacturing. The average license sale for the top ten deals in the quarter was approximately $175 thousand.

There was a total of 50 paying customer license transactions for the quarter, excluding Stylus, and 21 licenses sold which were consumed from prepaid license agreements, bringing the total number of licenses moved into the market to 71 for Q3.

Out of the total paid license count of 50, 11 were XIS customers. We sold over 200 Stylus licenses. We also received paperwork on a significant consulting order, to develop a full set of XML Schema, for a major Fortune 500 company. This work started in Q3, and is continuing into Q4.

We started Q3 with a decent pipeline. This is a sign of customer interest in our products, but as the results show, we were not able to close many of the deals we needed to hit our numbers.

In some cases, we were selected by our prospects as the vendor of choice, but when the buying department moved to issue the purchase order, they found that they no longer had the authority to allocate their budget independently. That then delays our deal, as we moved through additional layers of approval.

Some of our deals were approved for smaller projects than we had anticipated which shows a market preference to experiment first. Our traditional customers in the telecommunications sector have significantly slowed their spending in 2002.

They continue to evaluate their own businesses, and significantly trim IT spending. The analysis of pipeline deals that did not close seems to indicate that the majority of them were not lost to competition.

Based on this continued downturn in technology spending, we have continued to restructure our costs. The new economic climate dictates that we must structure EXcelon to compete profitably at lower revenue levels, which can be supported by our traditional revenue flows from license renewals, maintenance, and consulting, with incremental XML license generation.

For EXcelon, that means planning for $2.7 in license, $2.2 million in consulting and $2.6 million in maintenance, for a total of $7.5 million per quarter.

Our Q4 restructuring includes a reduction in force, the first phase of which was executed in October, with the second phase planned for December. This would bring our planned Q4 loss to approximately $2 million net of depreciation. Our targeted total expense run rate net of depreciation at the end of Q4 is targeted at $8.5 million.

On October 21, 2002, EXcelon and Progress Software Corporation jointly announced the signing of a definitive agreement, pursuant to which Progress Software will acquire EXcelon in an all-cash transaction, for the purchase price of $3.19 per share, or approximately $24 million in the aggregate.

The acquisition has been unanimously approved by the boards of directors of Progress Software and EXcelon, and is subject to the approval of EXcelon’s stockholders. The acquisition is expected to close within 90 days, subject to satisfaction of customary closing conditions.

The details behind this merger agreement will be provided as part of the proxy statement to be filed sometime during the next two weeks. At this time, comments on the proposed merger will be limited to the information provided in the press release.

I will now turn it back to Lacey, to discuss our financial details.

Lacey Brandt:  Thanks, Joe. And good evening, everyone. Let me start by discussing the income statement, and then I’ll talk about the balance sheet. Our total revenues reported today were $8 million, which represented a 28% decrease from prior year, and a 15% sequential decline from the $9.4 million that we reported last quarter.

Comparing revenue to previous guidance, we did give guidance on October 7, on our preliminary earnings call for the third quarter, saying the range was $7.7 million to $8.2 million, so today’s revenue falls within that range.

The October 7, press release and the conference call, you may remember, was intended to update earlier guidance for Q3, which was given to you in our Q2 earnings release and conference call on July 18. The revenue range given back then, was for a range of revenue of between $9 million and $10 million for the third quarter.

Looking at the sequential comparison, total revenue declined $1.4 million or 15% sequentially, and this decline was primarily a service revenue decline, when looked upon compared to last quarter, $1 million of the $1.4 million was service and about $4 million was a sequential license decline.

And I will discuss the details of those, as we go through the revenue components. Today, we reported license revenue of $2.6 million and that breaks down at $2 million of Object database license revenue, and $.6 million of XML license revenue.

Both types of revenue were down sequentially, Object database revenue down about 11%, compared to last quarter, XML down 18%. And to compare these to guidance given at the beginning of the quarter, when we talked to you on July 18, we were talking about the Object database revenue coming in at about $2.8 million, and XML at about $.7 million.

So the Object database revenue was particularly weak in the quarter, the XML license revenue came in within about $100 thousand of what we had originally guided last July.

Service revenues reported in the third quarter were $5.4 million, representing $1 million or 16% sequential decline, versus last quarter. The breakout of services revenue was $2.6 million of consulting and $2.8 million of maintenance.

As compared to last quarter that decline of $1 million was primarily the result of a decline in our consulting revenue sequentially, and a $300 thousand decline in maintenance revenue.

Going back and referencing that July 18 conference call, we had guided to significantly higher consulting revenues, in the range of $3 million to $3.5 million, and ended up coming in at $2.6 million.

So we were disappointed ultimately, in the loss or delay of a few consulting projects we were chasing in the quarter, and we are expecting the decline in consulting revenue to continue, and we have lowered our consulting revenue guidance in the quarter going forward. There will be, also, some decline in maintenance in the guidance, as well, and that will probably continue until our license revenue growth resumes.

Total headcount at September 30, 2002, was 222 people, that was down from 292 at the end of June, and that reflects primarily the headcount reduction that we took on July 9, when we announced a 30% headcount reduction for the third quarter.

The actual reduction ended up being approximately 50 employees, or 17%. This lower percentage reduction, was the result of a business decision to delay the RIF of certain engineers and consultants.

Total expenses, exclusive of restructuring and other charges for the third quarter were $12.5 million. This is a sequential decline in expenses of 14%, compared to expenses on a similar basis, net of non-cash charges for last quarter.

It’s higher than was guided on the October 7, conference call by approximately $.5 million, and that was primarily the result of what we ended up taking as an increased reserve for sales tax liability, as the result of a recent state tax audit finding.

As compared to guidance on the July 18, call, the expense of $12.5 million before restructuring, ended up $1 million higher, or 9% higher than the earlier guidance, due to the $500 thousand in sales tax that I just described, and also the higher headcount that we talked about during the headcount section.

In the quarter, we took a charged to operating results of $3.7 million or $.51 per share for restructuring and other charges. This charge is within the range of our previous guidance on October 7, where we said $.49 to $.55 per share for these charges.

The composition of the $3.7 million charge is about $800 thousand restructuring, related to the RIF of the 50 employees during the quarter, $1.1 million is a charge reflecting the correction of a prior year goodwill impairment charge, that is related to the C-Bridge acquisition.

We had also a $900 thousand increase to our reserves due to real estate obligations on four vacant facilities that are proving difficult to sublease in this economy.

And then finally, we did take a charge for a settlement, or potential settlement, for two lawsuits that we have been disclosing in our filings, and we probably discussed them with you on calls, but one of them involves a former employee and one involves a former customer.

The EPS reported today for the third quarter, was a loss of $8.4 million or $1.13 per share. And this loss of $1.13 per share came in above guidance given on the October 7, press release, primarily as a result of the increase in the sales tax reserve, as I mentioned before.

And there was also an increase in the restructuring and other charges lines, related to the legal settlements which were very recent developments, and were required to be reported in the current quarter. Net of restructuring and other charges, the loss in the quarter was $4.6 million or $.62 per share.

Looking at the balance sheet for a moment, we closed the quarter at $15.7 million cash and investments, which includes $2.1 million of restricted cash, related to our lease obligations, and our DSO was 70 days.

Looking at our forward-looking projection for the fourth quarter, we are currently forecasting revenue at $7 million to $8 million, with an operating expense base in the current quarter, not including restructuring of $10.5 million.

And this expense number of $10.5 million is down 16% sequentially, as a result of headcount reductions we’ve already implemented, which was an 8% headcount reduction that took place on October 18.

As Joe mentioned, the company will continue to review expense reduction programs in the coming months, which may result in further headcount reductions, up to 25% total headcount reduction.

Any further reduction will reduce the expense base further, although the net savings in the current quarter may not be significant, as a result of the offset of a restructuring charge related to severance for the people let go. However, such a headcount reduction could have the effect of significantly lowering our expenses, as we enter Q1 of next year.

Using the revenue estimate of 7.5 as the midpoint of the range of revenue for Q4, and with the expense of a base of $10.5, where we are today, we will lose $3 million or $.40 cents per share, before any restructuring charges in the fourth quarter.

Restructuring charges are estimated at $300 thousand to $900 thousand or an additional $.04 to $.12 per share for the fourth quarter. So, total GAAP loss in the fourth quarter would, therefore, be in the range of $.44 to $.59 per share.

Based on these projections, and depending on any further headcount reductions and severance payments we make, and depending on the timing of disbursement of the legal settlements discussed above, we will end the year with an estimated cash balance of between $9 million and $10 million.

Those are all my comments on the financials, so I will turn it back over to the moderator for questions.

Operator:  At this time, I would like to remind everyone, in order to ask a question, please press star, then the number 1, on your telephone keypad. We’ll pause for just a moment, to compile the Q&A roster.

Again, ladies and gentlemen, if you do have a question, please press star, then the number 1, on your telephone keypad.

At this time, there are no questions.

Joe Bellini:  Thank you, (Anthony). I’d like to thank everyone for coming to our earnings call, and we will update you on any further information, thank you.

Operator:  Ladies and gentlemen, thank you for participating in today’s EXcelon Third Quarter 2002 Earnings Conference Call. This concludes today’s conference, you may now disconnect.

END